Exhibit 10.21

BlackRock, Inc.

2002 Long-Term Retention and Incentive Plan

SECTION 1.  Purpose; Definitions

          The purposes of the Plan (as defined below) are to attract and retain the best available personnel for positions with the Company (as defined below), to maintain and enhance the Company’s performance, and to support succession planning and the development of future management of the Company.

          For purposes of the Plan, the following terms are defined as set forth below:

(a)     “Acceleration Event” shall occur upon the first to occur of the following: (i) at the sole discretion of the Incumbent Management Committee, upon the vote of a majority of the Incumbent Management Committee to accelerate the Plan, which vote shall occur six months following the Termination of Employment of the Chief Executive Officer of the Company (the “Chief Executive Officer”) by the Chief Executive Officer for Deficient Opportunity or by the Company other than for Cause, death or Disability, if, within 60 days following the Termination of Employment of the Chief Executive Officer, a successor Chief Executive Officer of the Company fails to assume office who is either (A) a member of the Incumbent Management Committee or (B) a person approved by a majority of the Incumbent Management Committee; or (ii) the Awards are fully vested pursuant to Section 3.3(b)(1) of the Initial Public Offering Agreement made and entered into as of September 30, 1999 by and among The PNC Financial Services Group, Inc. (“PNC”), PNC Asset Management, Inc., a Delaware corporation and an indirect wholly owned subsidiary of PNC (“PAM”), and the Company, as amended.

(b)     “Actual Award Pool” means $240,000,000.

(c)     “Affiliate” means any corporation, partnership, joint venture, association, organization or other person or entity that is directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the person or entity specified.

(d)     “Award” means an award granted under the Plan that is expressed as an amount in cash, which, subject to the attainment of Performance Goals, shall be settled in cash (the “Cash Portion”) and Common Stock (the “Stock Portion”).

(e)     “Award Holder” means an Eligible Individual to whom an Award has been granted.

(f)     “Board” means the Board of Directors of the Company.

(g)     “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks in the State of New York are required by law to be closed.

(h)     “Cause” means (i) “Cause” as defined in any Individual Agreement, or (ii) if there is no such Individual Agreement or if such Individual Agreement does not define “Cause”:  (A) a material breach by the Award Holder of any written policies of the Company or any Affiliate required by law or established to maintain compliance with applicable law; (B) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Award Holder against the Company or any Affiliate or any client of the Company or an Affiliate; (C) conviction (including a plea of nolo contendere) of the Award Holder for the commission of a felony that could, in the Company’s reasonable judgment, impair the Award Holder’s ability to perform his or her duties or adversely affect the Company’s or any Affiliate’s business or reputation; or (D) entry of any order against the Award Holder by any governmental body having regulatory authority with respect to the Company’s or any Affiliate’s business, which order relates to or arises out of the Award Holder’s employment or service relationship with the Company or any Affiliate.  Unless otherwise provided in an Individual Agreement with respect to for Cause terminations, a determination of Cause under the Plan only may be made by the Company’s Chief Executive Officer and a majority of the members of the Management Committee (excluding the Award Holder, if applicable).

(i)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(j)     “Commission” means the Securities and Exchange Commission or any successor agency.

(k)     “Committee” means the Compensation Committee of the Company or such other committee of the Board as the Board may from time to time designate, which shall be composed of not less than two directors, and shall be appointed and serve at the pleasure of the Board; provided that no member of the Compensation Committee that is an employee of the Company may vote on any matter relating to the grant or vesting of any Award.  Notwithstanding the foregoing, following the effectiveness of any applicable law or regulation, including, without limitation, any stock exchange regulation restricting PNC’s designees to the Board from serving on the Compensation Committee the “Committee” shall thereafter be comprised of all the members of the Board who are not employees of the Company, it being understood that under these circumstances the Compensation Committee would make non-binding recommendations to the Committee on all matters relating to the administration of the Plan.

(l)     “Common Stock” means Class A common stock, par value $.01 per share, of the Company and Class B common stock, par value $.01 per share, of the Company.

(m)   “Company” means BlackRock, Inc., a Delaware corporation, and its successors.

(n)     “Company Peer Group” means the Salomon Smith Barney Asset Management Universe, taking into account any addition or removal of companies, provided that the performance of such added or removed companies shall be pro-rated through, or commencing on, respectively, the date that any such companies are removed or added.  In the event that the Salomon Smith Barney Asset Management Universe loses three or more members after the Effective Date, then the Committee shall hire a nationally recognized independent compensation consultant to determine an equitable adjustment to the Company Peer Group, if any.

(o)     “Covered Employee” means an Award Holder designated prior to the grant of Awards by the Committee who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which Awards are expected to be taxable to such Award Holder.

(p)     “Deficient Opportunity” means (i) “Deficient Opportunity” as defined in any Individual Agreement, or (ii) if there is no such Individual Agreement or if such Individual Agreement does not define “Deficient Opportunity,” without the written consent of the Award Holder:  (x) any action by the Company which results in a material diminution in the Award Holder’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice given by the Award Holder; (y) any failure by the Company to provide to the Award Holder any compensation and benefits to which the Award Holder is entitled, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Award Holder; or (z) the Company’s requiring the Award Holder to be based in any city other than the city in which the Award Holder is employed at the commencement of the Award Holder’s tenure as Chief Executive Officer.  The Award Holder’s mental or physical incapacity following the occurrence of an event described above in any of clauses (x), (y) or (z) shall not affect the Award Holder’s ability to terminate employment for Deficient Opportunity.  The Award Holder shall be entitled to such additional procedural protections as may be provided in any Individual Agreement.

(q)     “Disability” means (i) “Disability” as defined in any Individual Agreement, or (ii) if there is no Individual Agreement or the Individual Agreement does not define “Disability”, the Award Holder’s physical or mental incapacity constituting disability, as determined under the Company’s Long-Term Disability Plan applicable to the Award Holder, which, in any event, does or is reasonably expected to continue for at least six months.

(r)     “Early Retirement” means early retirement, as the Committee shall determine from time to time.

(s)     “Effective Date” means January 1, 2002.

(t)     “Eligible Individual”  means any officer or key employee of the Company that may be selected by the Committee to participate in the Plan.

(u)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(v)     “Fair Market Value” means, as of a particular date, (i) the closing sales price per share of Common Stock on the national securities exchange on which Common Stock is principally traded for the last preceding date on which there was a sale of Common Stock on such exchange, or (ii) if Common Stock is then traded in an over-the-counter market, the average of the closing bid and asked per share prices of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of Common Stock in such market, or (iii) if Common Stock is not then listed on a national securities exchange or traded in an over-the-counter market, the fair market value of the Common Stock as determined by a nationally recognized investment banking firm selected by the Committee for such purpose and reasonably acceptable to PNC, which determination will be conclusive for all purposes of this Plan.

(w)     “Incumbent Management Committee” means the Management Committee of the Company as it existed at such time as (i) the condition or event giving rise to the Chief Executive Officer’s Termination of Employment for Deficient Opportunity arose or (ii) the Chief Executive Officer’s Termination of Employment other than for Cause, death or Disability occurs.

(x)     “Individual Agreement” means an employment, consulting or similar agreement between an Award Holder and the Company or any Subsidiary or Affiliate.

(y)     “Management Committee” means that committee consisting of (i) the Chief Executive Officer of the Company, (ii) the president of the Company and (iii) not less than five managing directors of the Company designated from time to time by the Chief Executive Officer of the Company and the president of the Company to serve on such committee.

(z)     “Maximum Award Pool” shall mean the lesser of (i) the Actual Award Pool and (ii) the sum of (A) the aggregate Fair Market Value on the date an Award vests of 4,000,000 shares of Common Stock and (B) $40 million.

(aa)     “Payment Date” means (i) with respect to any Award granted within ten days after the date on which an Award is first granted under the Plan (the “Initial Award Date”), any date during the period commencing on January 1, 2007 and ending on January 31, 2007 selected in the discretion of the Committee, unless the achievement of Performance Goals is measured pursuant to Section 1(bb)(i)(B), in which case, the Payment Date shall mean any date during the one-month period commencing on the date on which the Performance Goals are satisfied selected in the discretion of the Committee (“Initial Payment Date”) or (ii) with respect to any Award granted after the Initial Award Date, any date as selected in the discretion of the Committee and set forth in the Award agreement, unless an Acceleration Event occurs, in which case the Payment Date shall mean for Awards granted at any time on or after the Initial Award Date, the date on which the Acceleration Event occurs.

(bb)     “Performance Goals” means the performance goals established by the Committee in connection with the grant of Awards as set forth in clauses (i) through (iv) of this definition.  In the event that a Performance Goal is satisfied, the Awards will vest and, subject to the terms of the Plan and the applicable Award agreement, be paid to Award Holders on the Payment Date in the amounts equal to a percentage of the Award (the “Applicable Vesting Percentage”) as follows:

          (i)     100%, if the average closing price of Common Stock is equal to or in excess of $65 per share for (A) any period of one calendar quarter during the period commencing January 1, 2005 and ending December 31, 2006, or (B) any period of three months commencing prior to and including December 31, 2006, whichever is earlier; or

          (ii)     90%, if (x) the Company has achieved 10% earnings per share growth (excluding all compensation expenses incurred pursuant to the provisions of this Plan or any compensation expenses incurred if the Company elects or is required to account for equity and equity based compensation under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation) on a compound annual growth rate basis during the period from January 1, 2002 to December 31, 2006 (the “Plan Period”), it being understood that for purposes of measuring earnings per share growth (1) expenses related to long-term incentive and retention plans shall be excluded from the calculation of earnings for the period from January 1, 2001 to December 31, 2002 and (2) BlackRock shall be deemed to devote at least 31.5% of pre-bonus operating income to employee bonuses during each year during the Plan Period (the “Company EPS Test”), and (y) the Common Stock’s price performance during the Plan Period relative to the Company Peer Group ranks in the 90th percentile or higher when comparing the average of the closing prices of the Common Stock during the fourth quarter of 2001 (the “2001 Company Stock Price”) and the average of the closing prices of the stocks of the members of the Company Peer Group during the fourth quarter of 2001 (the “2001 Peer Group Stock Prices”) to the average of the closing prices of the Common Stock during the fourth quarter of 2006 (the “2006 Company Stock Price”) and the average of the closing prices of the stock of the members of the Company Peer Group during the fourth quarter of 2006 (the “2006 Peer Group Stock Prices”); or

          (iii)     75%, if (x) the Company EPS Test is satisfied and (y) the Common Stock’s price performance during the Plan Period ranks in the 75th percentile to the 89th percentile when comparing the 2001 Company Stock Price and the 2001 Peer Group Stock Prices to the 2006 Company Stock Price and the 2006 Peer Group Stock Prices; or

          (iv)     50%, if (x) the Company EPS Test is satisfied and (y) the Common Stock’s price performance during the Plan Period ranks in the 50th percentile to the 74th percentile when comparing the 2001 Company Stock Price and the 2001 Peer Group Stock Prices to the 2006 Company Stock Price and the 2006 Peer Group Stock Prices.

Notwithstanding the foregoing, the Committee shall have the authority to reduce the Applicable Vesting Percentage under clauses (ii), (iii) or (iv) with respect to any and all Awards (and for all purposes hereof such lower percentage shall be the Applicable Vesting Percentage) and nothing set forth in this Section 1(bb) shall cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption, and with respect to any Qualified Performance-Based Award (i) in addition to the Performance Goals, the Committee may impose additional vesting criteria, which shall be based on the attainment of specified levels of one or more of the following measures:  earnings per share, sales, net profit after tax, gross profit, operating profit, cash generation, unit volume, return on equity, change in working capital, return on capital or stockholder return (“Additional Vesting Criteria”), and (ii) the Additional Vesting Criteria shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

(cc)     “Permitted Transferees” means (i) the Award Holder’s spouse, parents, children or grandchildren (including adopted children, step-children and step-grandchildren), (ii) with respect to vested rights only, charitable organizations, (iii) the Company and its Affiliates, (iv) the estate or personal representative of the Award Holder, (v) any trust, corporation, partnership, limited liability company or other entity if substantially all of the economic interests in such entity are held by or for the benefit of the Award Holder and/or persons specified in clauses (i) or (iv).

(dd)     “Plan” means this BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan, as set forth herein and as hereinafter amended from time to time.

(ee)       “PNC” means The PNC Financial Services Group, Inc.

(ff)        “Pro Rata Award” means an amount equal to the product of (i) the amount of the Award that would have been paid to the Award Holder if the Award Holder had remained employed by the Company through the Payment Date, based on actual Company performance over (or the occurrence of an Acceleration Event during) such period and (ii) a fraction, the numerator of which is the number of full months elapsed from (a) January 1, 2002, in the case of any Award Holder who was employed by the Company on January 1, 2002 or (b) the date of hire of the Award Holder in the case of any Award Holder who was hired as an employee of the Company after January 1, 2002, until the date of Termination of Employment and the denominator of which is the number of months from (1) January 1, 2002, in the case of any Award Holder who was employed by the Company on January 1, 2002 or (2) the date of hire of the Award Holder in the case of any Award Holder who was hired as an employee of the Company after January 1, 2002, until the Performance Goals are achieved.

(gg)     “Qualified Performance-Based Award” means an Award designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a Covered Employee in the year in which the Company would expect to be able to claim a tax deduction with respect to such Award and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

(hh)     “Retirement” means retirement, as the Committee shall determine from time to time.

(ii)       “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(jj)        “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(kk)        “Termination of Employment” means the termination of the Award Holder’s employment with, or performance of services for, the Company or any Subsidiary or Affiliate.  An Award Holder employed by, or performing services for, any Subsidiary or an Affiliate also shall be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate, as the case may be, and the Award Holder does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and any Subsidiary or Affiliate shall not be considered Terminations of Employment.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2.  Administration

The Plan shall be administered by the Committee.  Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(a)     to select the Eligible Individuals to whom Awards may from time to time be granted;

(b)     to determine the terms and conditions of any Award granted under the Plan (including, but not limited to, any vesting condition, restriction or limitation (which may be related to the performance of the Award Holder, the Company or any Subsidiary or Affiliate) and any vesting acceleration or forfeiture or waiver regarding any Award, based on such factors as the Committee shall determine); provided, however, that notwithstanding anything in this Plan to the contrary, the Committee may not grant any Award under the Plan that does not contain as a condition to vesting and payment satisfaction of one or more of the Performance Goals.

(c)     to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals and the Additional Vesting Criteria associated therewith; and

(d)     to determine to what extent and under what circumstances amounts payable with respect to an Award shall be deferred.

         The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto), and to otherwise supervise the administration of the Plan.

         The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the applicable rules of a stock exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided that no such delegation may be made that would cause Awards or other transactions under the Plan to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.  Any such allocation or delegation may be revoked by the Committee at any time.

         Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter.  All decisions made by the Committee or such delegate pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Award Holders.

         Any authority granted to the Committee also may be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3.  Maximum Limitations on Awards

         The maximum amount with respect to which the Committee may grant Awards during any calendar year to any individual Award Holder shall not exceed $25,000,000.  The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan shall be 4,000,000.  If any Award or portion of any Award is forfeited, Common Stock subject to such Awards and any amounts of cash payable pursuant to such Awards shall again be available for grant in connection with Awards under the Plan.

SECTION 4.  Adjustments

         In the event any item of gain, loss, or expense that is reported in the financial statements of the Company is, as defined under United States Generally Accepted Accounting Principles, (1) extraordinary (both unusual and infrequent), as defined under the provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions (APB 30), (2) unusual or infrequent, as defined and required to be reported under APB 30, or (3) is the disposition of a component of an entity (discontinued operation) under the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Committee shall adjust the Company’s earnings per share to exclude any such item for purposes of determining whether the Company’s EPS Test has been met.  Further, in the event of a stock split, reverse stock split, or stock dividend of the Company or a company which is a component of the Company Peer Group, the Committee, as applicable, shall adjust the Company’s earnings per share, the Common Stock price, and the common stock price of any component of the Company Peer Group to insure that each of the Company EPS Test and relative common stock price performances are calculated on a consistent basis of outstanding shares.  Notwithstanding the foregoing, no adjustments to the Company’s earnings per share, the Common Stock price or the common stock price of any component of the Company Peer Group shall be made for any change in outstanding shares that is not due to a stock split, reverse stock split or stock dividend.

SECTION 5.  Awards

         The Committee shall have the authority to grant any Eligible Individual an Award; provided, however, that grants under the Plan are subject to the limits on grants set forth in Section 3.

         Awards granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a)     Awards.  The Committee shall determine the Eligible Individuals to whom and the time or times at which Awards shall be granted, the number of Awards to be granted to any Eligible Individual, and any other terms and conditions of the Award in addition to those contained in this Section 5.  The grant of an Award shall occur on the date the Committee, by resolution, selects an Eligible Individual to receive a grant of an Award, determines the amount of the Award to be granted to such Eligible Individual, and specifies the terms and provisions of the Award, including whether or not such Award will be a Qualified Performance-Based Award.

(b)     Award Agreement.  Each Award shall be confirmed by, and be subject to, the terms of an Award agreement, the form of which shall be approved by the Committee.  The terms and provisions of each Award agreement shall be consistent with the terms of the Plan, may differ from other Award agreements, and need not be the same with respect to each recipient or Eligible Individual.  Such Award agreement or agreements shall become effective upon its or their execution by the Company and the Eligible Individual.

(c)     Payment of Awards.  The vesting of Awards shall be conditioned upon the attainment of the Performance Goals.  To the extent that the Performance Goals are satisfied, the Awards shall vest and, subject to the terms of the Plan and the applicable Award agreement, be paid to Award Holders on the Payment Date.  The aggregate amount of all Awards that shall be available for payment (or deferral pursuant to any procedure adopted by the Committee under Section 5(j)) under the Plan shall be the product of (x) Maximum Award Pool and (y) the Applicable Vesting Percentage.  Notwithstanding any provision of the Plan or an Award agreement to the contrary, the Cash Portion of each Award will be an amount equal to the product of (i) the Award, (ii) the Applicable Vesting Percentage and (iii) 16.67%.  The Stock Portion of each Award will be in an amount equal to the product of (i) the Award, (ii) the Applicable Vesting Percentage, (iii) 83.33% and (iv) the lesser of (A) one or (B) a fraction, the numerator of which is the Fair Market Value of 4,000,000 shares of Common Stock on the Payment Date and the denominator of which is $200,000,000.  In the event that Awards are paid, the Award Holder shall have the option (the “Put Right”) exercisable at any time during the period commencing two Business Days following the Payment Date and ending fifteen Business Days following the Payment Date (the “Put Period”) to provide written notice (the “Put Notice”) to the Company of the Award Holder’s intention to sell any or all Common Stock provided to the Award Holder in settlement of such Award Holder’s Award (“Award Stock”).  If the Award Holder exercises the Put Right within the Put Period by providing the Company with the Put Notice of such Award Holder’s election to do so (the date that such notice is so provided, the “Put Date”), the Company shall be required to purchase within a reasonable period of time after the Put Period ends such number of shares of Award Stock as the Award Holder shall specify in the Put Notice at a per share price equal to the Fair Market Value on the Put Date.  In the event that the Award Holder fails to exercise the Put Right during the Put Period, the Put Right shall expire.

(d)     Nontransferability of Awards.  No Award shall be transferable by the Award Holder other than (i) by will or by the laws of descent and distribution; or (ii) pursuant to a transfer to such Award Holder’s Permitted Transferees, whether directly or indirectly or by means of a trust or partnership or otherwise.  Transfers to the Award Holder’s Permitted Transferees are subject to the terms and conditions of the Plan and the terms and conditions of any Award agreement pursuant to which they were granted.  The Permitted Transferees shall not have the right to further transfer the Award other than by will or the laws of descent and distribution.  All Awards shall be payable, subject to the terms of the Plan, only to the Award Holder, the guardian or legal representative of the Award Holder, or any person to whom such Award is transferred, pursuant to this Section 5, it being understood that the term “Award Holder” as used in the Plan includes such guardian, legal representative and other transferee.  Notwithstanding any transfer of the Award under this Section 5, the initial Award Holder’s employment or termination thereof shall be determinative.

(e)     Termination by Death or Disability.  If an Award Holder incurs a Termination of Employment by reason of death or Disability prior to the date upon which the Award vests, any Award held by such Award Holder shall vest and be payable to the Award Holder (or, in the case of death, to the Award holder’s beneficiary) as determined by the Committee in its sole discretion.

(f)     Retirement.  If an Award Holder incurs a Termination of Employment by reason of Retirement or Early Retirement prior to the date upon which the Award vests, any Award held by such Award Holder shall vest and be payable to the Award Holder (or, if the Award Holder dies prior to the Payment Date, to the Award Holder’s beneficiary) as a Pro-Rata Award at such time as and to the extent that the Award would otherwise have vested and become payable had such Award Holder remained in the employ of the Company; provided that such Pro Rata Award may be reduced by an appropriate amount as determined by the Committee, in its sole discretion, consistent with the Company’s retirement policy in the event that an Award Holder incurs a Termination of Employment by reason of Early Retirement.

(g)     Cause.  If an Award Holder incurs a Termination of Employment for Cause on or prior to the Payment Date, all Awards held by such Award Holder shall thereupon be immediately forfeited.

(h)     Without Cause.  If an Award Holder incurs a Termination of Employment by the Company without Cause (other than for death or Disability) prior to the date upon which the Award vests, subject to the Award Holder’s compliance with any provisions of the Plan or any Award agreement implemented pursuant to Section 6, all Awards held by such Award Holder shall vest and be payable to the Award Holder as a Pro-Rata Award at such time as the Award would otherwise have become payable had such Award Holder remained in the employ of the Company; provided that the Committee shall have the discretion to increase the Pro-Rata Award in such circumstances to an amount no greater than the amount that would have been payable to such Award Holder had the Award Holder remained in the employ of the Company through the Payment Date.

(i)     Other Termination of Employment.  If an Award Holder incurs a Termination of Employment for any reason other than death, Disability, Retirement, Early Retirement or by the Company with or without Cause  prior to the Payment Date, any Award held by such Award Holder shall thereupon immediately become forfeited, unless the Committee determines otherwise, in which case such Award shall vest and be payable on such basis as the Committee determines in its sole discretion.

(j)     Deferral of Awards.  The Committee may, from time to time, establish procedures pursuant to which an Award Holder may elect to defer receipt of payment of all or a portion of an Award to such later time or times in lieu of receipt of such Award, all on such terms and conditions as the Committee shall determine.

SECTION 6.  Forfeiture of Awards

         Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, in the event of serious misconduct by an Award Holder while employed by the Company or any Subsidiary or Affiliate (including, without limitation, any misconduct prejudicial to or in conflict with the interests of the Company or any Subsidiary or Affiliate, or any Termination of Employment for Cause), or any activity of an Award Holder in competition with the business of the Company or any Subsidiary or Affiliate, (a) cancel any outstanding Award granted to such Award Holder, in whole or in part, whether or not vested or deferred, and/or (b) if such conduct or activity occurs within one year following the Payment Date, require such Award Holder to repay to the Company any payment received upon the payment of such Award (with such gain or payment valued as of the Payment Date).  Such cancellation or repayment obligation shall be effective as of the date specified by the Committee.  Any repayment obligation may be satisfied in Common Stock or cash or a combination thereof (based upon the Fair Market Value of Common Stock on the day of repayment), and the Committee may provide for an offset to any future payments owed by the Company or any Subsidiary or Affiliate to the Award Holder, if necessary, to satisfy the repayment obligation.  The determination of whether an Award Holder has engaged in a serious misconduct or any activity in competition with the business of the Company or any Subsidiary or Affiliate shall be determined by the Committee in good faith and in its sole discretion.

SECTION 7.  Acceleration Event

         Notwithstanding any other provision of the Plan to the contrary, in the event of an Acceleration Event:

(a)     Unless otherwise provided in the applicable Award agreement, any unvested and unpaid Awards outstanding under the Plan as of the date of the Acceleration Event shall vest in full, any deferral or other restriction on such Awards shall lapse, and such Awards shall be paid in full as promptly as practicable after the Acceleration Event as if (i) all Performance Goals with respect to such Awards had been fully achieved and (ii) the Applicable Vesting Percentage were 100.

(b)     The provisions of Section 6 shall be inapplicable to any Award Holder following an Acceleration Event.

SECTION 8.  Term, Amendment and Termination

         The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made that would impair the rights of an Award Holder under an Award theretofore granted without the Award Holder’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules.  In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules.

         The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or impair the rights of any Award Holder without the Award Holder’s consent, except such an amendment made to cause the Plan or the Award to comply with applicable law, stock exchange rules or accounting rules.

         Subject to the other provisions of this Section, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments, and to grant Awards that qualify for beneficial treatment under such rules without stockholder approval.

SECTION 9.  General Provisions

(a)     Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.  No Eligible Individual or Award Holder shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Award Holders.

(b)     The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(c)     No later than the date as of which an amount first becomes includible in the gross income of the Award Holder for federal income tax purposes with respect to any Award under the Plan, the Award Holder shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount.  The Award Holder shall satisfy, in whole, the foregoing withholding liability by having the Company withhold from the number of shares of Common Stock otherwise issuable pursuant to the settlement of the Award, a number of shares of Common Stock with a Fair Market Value equal to such withholding liability.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Award Holder.

(d)     The Committee shall establish such procedures as it deems appropriate for an Award Holder to designate a beneficiary  to whom any amounts payable in the event of the Award Holder’s death are to be paid or by whom any rights of the Award Holder, after the Award Holder’s death, may be exercised.

(e)     The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(f)     In the event an Award is granted to an Eligible Individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law.

SECTION 10.  Effective Date of Plan

The Plan shall be effective as of the Effective Date, subject to the approval by at least a majority of the votes cast at the meeting of stockholders at which approval of the Plan is sought.